Exhibit 99.1

State Auto Financial Appoints Chief Financial Officer

Steven E. English to Assume Additional Responsibilities in New Role

CONTACTS:

Terrence Bowshier (614) 464-5078	Kyle Anderson (614) 917-5497

COLUMBUS, Ohio — December 13, 2006 — State Auto Financial Corporation (NASDAQ:STFC) today announced the appointment of Steven E. English to the position of vice president - chief financial officer.

English had previously served as vice president - director of corporate development and planning, overseeing capital management, investor relations and the development and analysis of management operating plans and reports, as well as interaction with rating agencies and insurance departments.

“Steve’s 25 years of experience in financial management have fully prepared him for this new role,” said STFC Chairman, President and CEO Bob Restrepo. “He knows our company well from both the financial and operational perspectives, has a broad and diverse background and has already made major contributions to STFC as we build on our track record of growth and profitability.”

Cynthia A. Powell, STFC vice president, treasurer and comptroller, will report to English, as will Terrence Bowshier, vice president - director of investor relations, and Jim Duemey, vice president - investment officer. English replaces Steven J. Johnston, who left the company in June.

English was CFO and treasurer of Meridian Insurance Group of Indianapolis when it was acquired by State Auto in 2001. Prior to joining Meridian in 2000, English was vice president of planning for Conseco, having begun his career with Coopers & Lybrand in 1982. English, a Certified Public Accountant, is a graduate of Indiana State University. He also holds the FLMI (Fellow, Life Management Institute) designation.

State Auto Financial Corporation (NASDAQ:STFC), headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company. The company markets its personal and commercial insurance products through more than 22,800 independent insurance agents associated with nearly 3,000 agencies in 27 states. The company has been named Forbes Magazine’s “Best Managed Insurance Company in America” for 2006 and is one of just 3% of publicly listed companies to earn the Mergent Dividend Achiever Award for having increased its dividends for ten or more years in succession. The State Auto Insurance Companies are rated A+ (Superior) by the A.M. Best Company. Additional information on the company can be found on its web site at www.STFC.com.